Exhibit 5(a)

[LETTERHEAD OF MCGUIREWOODS LLP]

October 1, 2013

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:	Registration Statement on Form S-8
$200,000,000 Deferred Compensation Obligations of Bank of America Corporation
Pursuant to the Merrill Lynch & Co., Inc. Deferred Compensation Plan

Ladies and Gentlemen:

We have acted as special counsel to Bank of America Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of up to $200,000,000 of Deferred Compensation Obligations (the “Deferred Compensation Obligations”), which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Merrill Lynch & Co., Inc. Deferred Compensation Plan (the “Plan”).

In rendering the opinion set forth below, we have examined such corporate records and other documents, including the Registration Statement, the Company’s Restated Certificate of Incorporation, the Company’s By-Laws, and the Plan, and such other documents and records as we have considered relevant and necessary as a basis for this opinion.

Based on the foregoing, it is our opinion that, when issued in accordance with the terms of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency (including, without limitation, laws related to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting the rights of creditors generally, and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

In rendering this opinion, we are not expressing an opinion as to any matters governed by the laws of any jurisdiction other than the State of New York and the Delaware General Corporation Law, and we assume no responsibility as to the applicability of the laws of any other jurisdiction to the Deferred Compensation Obligations or to the effects of such laws thereon.

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to be named in the Registration Statement as the attorneys who passed upon the legality of the Deferred Compensation Obligations, and to the filing of this opinion as Exhibit 5(a) to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ MCGUIREWOODS LLP